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                                                                    EXHIBIT 99.2

AMERICAN TELESOURCE INTERNATIONAL, INC.
12500 Network Blvd., Suite 407, San Antonio, Texas 78249

FOR IMMEDIATE RELEASE

Contact:          Don L. Merrill, Jr.
Phone:            (210) 558-6090
Fax:              (210) 558-6095
Internet:         http://www.atsi.net                  Stock Symbol: ATIL.CDN
CUSIP:            029911104


   AMERICAN TELESOURCE INTERNATIONAL INC. COMPLETES ACQUISITION OF COMPUTEL

     San Antonio, Texas, September 16, 1997 -- American TeleSource International Inc. ("ATSI") completes its acquisition of 100% of the stock of Mexico's largest private caseta operator, Sistema de Telefonia Computarizada, S.A. de C.V. ("Computel"). Through its acquisition of Computel, ATSI now operates 134 casetas (public calling stations) in 72 cities throughout Mexico.

     Arthur L. Smith, president of ATSI states "these point-of-sale distribution channels are important to ATSI's marketing strategy for Mexico. These locations provide local telephone calls, domestic and international long distance, collect, calling and credit card calls, voice mail, fax transmission and reception."

     H. Douglas Saathoff, ATSI's chief financial officer states, "ATSI benefits by balancing its international long distance traffic, with Computel's intra-Mexico long distance traffic. The result is increased revenue and lower transmission rates to ATSI. The Company's consolidated annualized revenues have grown to in excess of U.S. $20 million with this acquisition."

     American TeleSource International, Inc. is the owner of The San Antonio International Teleport, and is a provider of international networks for voice, data, fax, and Internet, as well as call services for domestic and international long distance. ATSI, with corporate headquarters in San Antonio, Texas, currently trades under the symbol "ATIL.CDN" on the Canadian Dealing Network
(CDN) in Toronto.